Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SECURES AGREEMENTS
TO PURCHASE 1.5 MILLION SHARES OF COMMON STOCK

Minneapolis, June 2, 2003—Vital Images, Inc. (Nasdaq SmallCap: VTAL), a medical imaging software company, has secured the agreement of eight accredited institutional investors to purchase 1.5 million shares of common stock at $13.50 per share. Net proceeds from the sale of these shares are expected to approximate $19 million after deducting closing costs and placement fees. The Company expects to close this financing on or before June 4, 2003. U.S. Bancorp Piper Jaffray is acting as exclusive placement agent for this transaction.

“These funds will give us the flexibility to expand our business through acquisition or other opportunities as they arise,” said Jay D. Miller, Vital Images president and chief executive officer. “We see additional areas of the health care spectrum where our Vitrea® 2 software could add clinical value. Having additional resources will allow us to pursue these opportunities, which will augment the strong growth track record our core business has established.”

About Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

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Vital Images, Inc.
June 2, 2003

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended March 31, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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